EXHIBIT 10.1

LICENSE AND SUPPLY AGREEMENT

Contents

1.	Definitions		3
2.	Rights		5
	2.1	Granting of Rights/ Warranties	5
	2.2	Negative covenants of LICENSEE	6
	2.3	No duplication of Registration Dossiers	6
3.	License Fee and Establishment Fees		6
	3.1	License Fee	6
	3.2	Establishment and Maintenance Fee	7
	3.3	Cost for Medical Commitments	7
4.	Regulatory Compliance		7
	4.1	Marketing Authorization	7
	4.2	Maintenance of Marketing Authorization	8
5.	Manufacture and Quality Assurance		8
	5.1	Supply of Finished Product	8
	5.2	Complaints and Notifications	8
	5.3	Settlement of Complaints	8
	5.4	Responsibility	9
6.	Product Recall		9
7.	Purchase and Delivery		9
	7.1	Exclusive Purchase	9
	7.2	Forecast	10
	7.3	Orders	10
	7.4	Minimum Order Quantities	10
	7.5	First Binding Order	10
	7.6	Order Confirmation	10
	7.7	Quantity bulk batch Orders	10
	7.8	Delivery Time	10
	7.9	Delivery Conditions	11
	7.10	Return of Finished Goods	11
	7.11	No Tampering	11
8.	Prices and Terms		11
	8.1	Initial Transfer Price	11
	8.2	Final Product Prices	11
	8.3	Payment	12
	8.4	Control of Total Gross Sales Price	12
	8.5	Right of HAMELN to terminate the Agreement	12
	8.6	Control on Base Cost	12
9.	Market Introduction and Marketing of the Product		13
	9.1	Sales and Marketing Plan	13
	9.2	[Reserved]	13
	9.3	Launch of Product	13
	9.4	Marketing of the Product	13
	9.5	Promotion	14
	9.6	Regular Reporting	14

	9.7	Comply with Laws	14
	9.8	Stock Keeping	14
	9.9	Trade Mark Protection	14
10.	Exchange of Information		15
	10.1	Serious Adverse Reactions	15
	10.2	Not Serious Adverse Reactions	15
	10.3	Other Information	15
11.	Confidentiality		15
	11.1	Confidential Information	15
	11.2	Disclosure of Confidential Information	15
	11.3	No confidentiality obligations	15
12.	Indemnification		16
	12.1	Indemnification by HAMELN	16
	12.2	Indemnification by LICENSEE	16
	12.3	Insurance	17
	12.4	Limitation of Liability	17
13.	Relationship between Parties		17
14.	Effective Date and Duration		17
	14.1	Term	17
	14.2	Termination upon Breach	17
	14.3	Termination upon Bankruptcy	17
	14.4	Termination by HAMELN	18
	14.5	Effect of Termination	18
15.	Rights and Obligations upon Termination		18
	15.1	In case of Expiration or Regular Termination	18
	15.2	In case of breach by HAMELN	19
	15.3	In case of breach by LICENSEE	19
16.	Protection of Licensed Patents		19
17.	Patent Strategy, Judicial Cost and Legal Fees		19
	17.1	Patent Strategy	19
	17.2	Judicial Cost and Legal Fees	20
18.	Force Majeure		20
19.	Severability		20
20.	Waiver		20
21.	Notices		21
22.	Governing Law and Dispute Resolution		21
	22.1	Governing Law	21
	22.2	Dispute Resolution	21
23.	Miscellaneous		22
	23.1	Entire Agreement	22
	23.2	Modifications	22
	23.3	Interpretation	22
	23.4	Counterparts	22
	23.5	Severability	22
	23.6	Setoff	22
	23.7	Assignments	23
	23.8	Interpretation	23
	23.9	Special Clauses	23

LICENSE AND SUPPLY AGREEMENT

     This LICENSE AND SUPPLY AGREEMENT is made and entered into this 11th day of November 2004, by and between HAMELN PHARMACEUTICALS GMBH, a company organized and existing under the laws of Germany with its principal office at Langes Feld 13, D-31789 Hameln, Germany (“HAMELN”), and AKORN, INC., a company organized and existing under the laws of Louisiana with its principal office at 2500 Millbrook Drive, Buffalo Grove, Illinois 60089-4694, United States of America (“LICENSEE”).

     WHEREAS, HAMELN has developed pharmaceutical specialties in different pharmaceutical dosage forms and furthermore has compiled Registration Dossiers for obtaining Marketing Authorizations for the Products in the Territory (all as defined hereinafter);

     WHEREAS HAMELN is seeking an exclusive distributor of the Products in the Territory upon the general terms outlined in the DTPA Business Principles executed by the Parties and attached hereto as Appendix A;

     WHEREAS LICENSEE is interested in obtaining the exclusive use of the Marketing Authorization for the Products in the Territory in order to exclusively promote, market, sell and distribute the Products in the Territory;

     NOW, THEREFORE, in consideration of the mutual promises, covenants and obligations contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Definitions

     The following definitions relate to the wording of this Agreement. The meaning and content of the below terms is set forth next to it.

“Active Substance”	means active pharmaceutical ingredients of the Products.

“Affiliated Company”	means any company or business entity controlled by, controlling or under common control with a Party to this Agreement. For this purpose, “control” means the direct or indirect ownership of more than fifty percent (50%)) of the voting stock of a company, or in the absence of ownership of more than fifty percent (50%) of the voting stock of that company, the power, directly or indirectly, to direct or cause the direction of the management and policies of such company.

“Agreement”	means this License and Supply Agreement, together with all attached appendices, as they may be amended or otherwise modified from time to time pursuant to this Agreement.

“Base Cost”	means the cost of the Active Substance plus the total cost of labor and overhead expenses required in the purchase of starting materials, manufacture, testing, storing and delivery of the Finished Product.

“Bulk Finished Product”	means Product which has undergone all stages of production except blistering, final packaging and/or labeling.

“c-GMP”	means current good manufacturing practice in both the EU and in the Territory.

“Confidential Information”	means all confidential information of a Party relating to any designs, know-how, inventions, technical data, ideas, uses, processes, methods, formulae, research and development activities, work in process, or any scientific, engineering, manufacturing, marketing, business or financial information relating to the disclosing Party, its present or future products, sales, suppliers, customers, employees, investors or business, whether in oral, written, graphic or electronic form disclosed by the Parties prior to or during this Agreement (which is marked confidential or acknowledged as being confidential prior to disclosure). If the Confidential Information is disclosed orally or visually, it shall be identified as such at the time of disclosure and confirmed in writing by the disclosing Party within thirty (30) days of disclosure. Confidential Information shall also include any other information in oral, written, graphic or electronic form which, given the circumstances surrounding such disclosure, would be considered confidential. This Agreement shall be deemed Confidential Information. HAMELN’s Confidential Information shall include the total Registration Dossier including all Information around the Registration Dossier, Marketing Authorization, Orphan Drug applications and Orphan Drug designations and the patents and patent applications in the name of, or granted to HAMELN that may cover the Product and/or the Active Substance to the extent relevant for the Territory, all as set forth in Appendix C, attached hereto and fully incorporated herein, as amended by the Parties from time to time.

“Effective Date”	means the date on which this Agreement is signed by the Parties.

“Establishment Fees”	has the meaning given in Article 3.2.

“Final Product Price”	has the meaning given in Article 8.2.

“Finished Product”	means Bulk Finished Product which has undergone blistering, final packaging and/or labeling.

“Incoterms”	means the 2000 edition of the “International Chamber of Commerce Official Rules for the Interpretation of Trade Terms”.

“Intellectual Property Rights”	means all rights of ownership and the exclusive entitlement to claim ownership and/or registration of exclusive rights created under or by copyright, moral rights, design registration, patent registration, trade mark registration and all other exclusive rights in or to intangible property and all other intellectual and industrial property rights, including rights in present and future intangible property and rights in information, including know-how, granted by law or equity from time to time under a law or otherwise in the Territory or any other jurisdiction throughout the world.

“License Fee”	has the meaning given in Article 3.1.

“Local Currency”	are the currencies officially being used in the countries of the Territory.

“Marketing Authorization”	(Zulassung nach AMG) in relation to a Product, is the grant of all necessary registrations, permits, licenses, authorizations, approvals and notifications by the Relevant Regulatory Authority in the Territory for the development, manufacturing, testing, labeling, importation, storage, promotion, sale, distribution and use of that Product in such Territory.

“Orphan Drug”	means a Product that has been designated by the United States Food and Drug Administration pursuant to the Orphan Drug Act as a drug for a specified rare disease or condition.

“Party/ Parties”	means LICENSEE or HAMELN as the context requires and “Parties” means both LICENSEE and HAMELN.

“Product(s)”	means all finished dosage form products set forth in Appendix B-2, attached hereto and fully incorporated herein, as amended by the Parties from time to time.

“Initial Transfer Price”	means the minimum transfer price which is payable by LICENSEE to HAMELN for the supply of Products, in Finished Product form, and which is documented in Appendix B-2.

“Registration Dossiers”	means any and all information, processes, techniques, and data relating to the Product that are necessary to obtain a Marketing Authorization.

“Relevant Regulatory Authority”	means in relation to a country or region in the Territory, the governmental authority, whether federal, state or municipal, regulating the development, manufacturing, testing, labeling, importation, storage, promotion, sale, distribution and use of Products and the grant of Marketing Authorizations in such a country or region.

“SPC”	means the summary of product characteristics as disclosed to the FDA.

“Territory”	means the United States of America and Canada.

“Third Parties”	means all other companies, including, without limitation, Affiliated Companies of the Parties, which are not party to this Agreement.

“Third Party Patents”	means the patents and patent applications in the name of Third Parties that may cover the Product and/or the Active Substance to the extent relevant for the Territory

“Total Gross Sales Price”	means the gross sales amount actually received by LICENSEE less up to two percent (2%) in customary business term discounts (e.g. 2% 10 net 30 or 2% 10 net 60) for the sale or other disposition of Products during a given period of time, without any other deductions. For the avoidance of doubt, the Total Gross Sales Price will be equal to the amount reported by LICENSEE to the United States Securities and Exchange Commission as trade receivables arising out of the sale of Products in accordance with United States GAAP standards.

2. Rights

2.1 Granting of Rights/ Warranties

(i)	HAMELN hereby grants to LICENSEE, subject to the terms and conditions of this Agreement, the exclusive right to use the Marketing Authorization to promote, market, sell and distribute the Products under HAMELN’s trademark in the Territory. HAMELN shall not sell Products to any other party in the Territory.

(ii)	The holder of Marketing Authorization for the Products under this Agreement shall be HAMELN. HAMELN warrants that the Products shall conform with all approved specifications for manufacture and testing, the package insert and

SPC as set forth in the Registration Dossier and Marketing Authorization and that it will manufacture the Products in conformity with c-GMP, all applicable United States Food and Drug Administration regulatory requirements, the procedures and parameters set forth in this Agreement and generally accepted professional standards. HAMELN further warrants that it shall only manufacture Products in a facility that has been inspected and approved by the United States Food and Drug Administration pursuant to c-GMP

(iii)	HAMELN covenants that it shall keep the Product packaging and instructions current and in English. HAMELN warrants that the Products shall adapt the latest developments in science and technology as soon as practicable.

2.2 Negative covenants of LICENSEE

     LICENSEE shall not:

(i)	use the Registration Dossiers for the purpose of applying itself or through Third Parties for Marketing Authorization for the Products in and for countries inside or outside the Territory; or

(ii)	actively promote the sale of the Product to customers having their place of business in countries inside the Territory which LICENSEE knows want to sell the Products themselves primarily outside of the Territory; or

(iii)	sell the Product to customers having no place of business in countries inside the Territory; or

(iv)	maintain any distribution depot for the Product outside the Territory; or

(v)	grant sub-licenses under all or any of the rights granted to LICENSEE under Article 2.1 above; or

(vi)	challenge directly or indirectly the validity of HAMELN’s Intellectual Property Rights relating to the Product; or

(vii)	during the term of this Agreement, market, sell, distribute or otherwise be interested in other products containing the Active Substance or products that are functionally equivalent thereof; or

(viii)	enter into any transactions, either directly or indirectly, with respect to the Products with Affiliated Companies unless such transactions are on terms and conditions no less favorable than would be reached in a comparable arm’s-length transactions with a third party that is not an Affiliated Company.

2.3 No duplication of Registration Dossiers

LICENSEE is not allowed to provide a Third Party with any kind of duplicate Registration Dossiers for the Product under this Agreement. Furthermore, LICENSEE is not allowed to sell the Marketing Authorization, the Registration Dossiers, or parts hereof, to any Third Party or provide any Third Party with the Registration Dossiers in any other way without the explicit prior written consent of HAMELN.

3. License Fee and Establishment Fees

3.1 License Fee

LICENSEE will pay a non-refundable one-time license fee in the amount specified in Appendix B-1, attached hereto and fully incorporated herein, (“License Fee”), subject to Article 15.2. The payment of the License Fee will not reduce the amount of any other payment provided for in this Agreement. The License Fee is due and payable within thirty (30) calendar days after the Agreement has been signed by both Parties and LICENSEE has received an invoice accordingly from HAMELN. If HAMELN has not received the License Fee in full in readily available funds within thirty (30) calendar days after the Agreement has been signed by both Parties, the Agreement will automatically terminate with no further action by either Party and shall be considered null and void.

3.2 Establishment and Maintenance Fee

LICENSEE shall pay HAMELN for all amounts due to applicable governmental authorities in connection with maintaining the Marketing Authorization and Registration Dossier in the Territory (“Establishment Fees”) as follows. Upon HAMELN’s receipt of any invoices for Establishment Fees, HAMELN shall immediately send such invoices to LICENSEE. LICENSEE shall, promptly following its receipt of such invoices, pay HAMELN the amount due for the Establishment Fees set forth in such invoices. HAMELN shall promptly upon its receipt of payment of Establishment Fees from LICENSEE pay the applicable governmental authorities such amounts and shall send LICENSEE documentation confirming payment of such Establishment Fees. LICENSEE reserves the right to perform on behalf of HAMELN with respect to payment of such Establishment Fees should HAMELN fail to pay the applicable governmental authorities in a timely manner following HAMELN’s receipt of payment therefor from LICENSEE and in such case only LICENSEE shall be permitted to deduct the amount of duplicate Establishment Fees paid from amounts otherwise due to HAMELN. Except for the case described in the previous sentence, the payment of Establishment Fees shall not reduce the amount of any other payment from LICENSEE to HAMELN provided for in this Agreement. LICENSEE shall be responsible to apply with applicable governmental authorities for any permitted refunds of Establishment Fees and HAMELN shall assist LICENSEE with such applications by providing all necessary information and executing any required documentation. To the extent that HAMELN receives any refunds of Establishment Fees at any time, it shall promptly pay LICENSEE the amount received pursuant to such refund.

3.3 Cost for Medical Commitments

AKORN will pay up to Four Hundred Fifty Thousand Euros (€450,000) of costs relating to regulatory commitments for post-approval studies of the Product and the pharmacokinetic study for inhalation therapy.

4. Regulatory Compliance

4.1 Marketing Authorization

HAMELN hereby warrants that, to the best of its knowledge, there is no hindrance that precludes distribution and/or sale of the Products, such as patents, industrial protective rights or other rights. HAMELN further warrants, to the best of its knowledge, that (i) none of the Products nor any of their elements, nor the use thereof, nor any of HAMELN’s manufacturing processes or methods employed or to be employed at HAMELN’s facility violate or will violate or infringe upon the Intellectual Property Rights of any Third Party; and (ii) there is neither pending nor threatened any claim, litigation or proceeding in any way contesting HAMELN’s rights to manufacture or supply any of the Products or attacking the validity or enforcement of any HAMELN’s Intellectual Property Rights related to its manufacturing processes or methods.

LICENSEE shall promptly inform HAMELN about relevant requirements LICENSEE has knowledge of for obtaining and maintaining the necessary Marketing Authorizations.

HAMELN shall ensure that all artwork (leaflet, box and label) on all printed packaging materials comply with all applicable regulatory requirements in the Territory.

4.2 Maintenance of Marketing Authorization

HAMELN warrants that it shall maintain and keep the Marketing Authorization current, and that it shall inform LICENSEE in writing of all relevant variations to the Marketing Authorizations.

5. Manufacture and Quality Assurance

     5.1 Supply of Finished Product

HAMELN shall supply the Product to LICENSEE as a Finished Product. HAMELN warrants that the Product is manufactured according to all applicable c-GMP rules and regulations and in accordance with the current EU and United States laws and the processes and techniques laid down in the Marketing Authorization. Any intended change of manufacturer of the Product shall be approved by the Relevant Regulatory Authorities of the Territory before the first supply of the Product from HAMELN to LICENSEE. HAMELN further warrants (i) that the Products shall be free from defects in workmanship and materials; (ii) that the Products shall meet their applicable specifications set forth in the applicable Marketing Authorization; and (iii) that, upon delivery of a Product and during such time as such Product was under HAMELN’s control, the Product shall not be adulterated, misbranded, misused, contaminated, tampered with or otherwise altered, mishandled, or subjected to negligence.

HAMELN shall supply Products to LICENSEE finally packed under HAMELN ´s own trade name and logo.

5.2 Complaints and Notifications

Any complaint regarding defects in quality apparent upon inspection and/or shortfalls in quantities of the Product delivered by and attributable to HAMELN shall be made in writing by LICENSEE to HAMELN within thirty (30) days after delivery and LICENSEE shall simultaneously send samples of such defective Product to HAMELN. If LICENSEE fails to notify HAMELN within such period, LICENSEE shall be deemed to have accepted the shipment. Notwithstanding the previous sentence, in case LICENSEE becomes aware of any defects in quality in the Product at any time, LICENSEE shall notify HAMELN without undue delay.

5.3 Settlement of Complaints

In cases of objections on the ground of defective quality, HAMELN shall rework or replace at its own discretion the faulty Product as soon as practicable and free of charge, but in no case longer than the normal lead time for such Product. Shortfalls in quantities delivered and quantitative deficiencies shall be made up free of charge. Parties agree that in the event that HAMELN does not acknowledge the defect of such Product which LICENSEE has found to be defective, the Parties shall endeavor to settle such disagreement amicably and constructively between themselves.

In the event that the Parties fail to agree within four (4) weeks after HAMELN’s receipt of the notice of defects, the Parties agree to nominate an independent, reputable laboratory, acceptable to both Parties, which shall examine representative examples taken from such consignment, using the methods of analysis laid down in the Registration Dossier or as otherwise agreed upon by both Parties, and the result shall be binding on both Parties. The charges for such examination shall be borne by the Party not prevailing in such dispute.

5.4 Responsibility

Except for HAMELN’s obligations pursuant to Article 12.1 below, HAMELN’s responsibility for defective Product supplied to LICENSEE hereunder is limited to the replacement or rework mentioned in Article 5.3 only.

6. Product Recall

If any Relevant Regulatory Authority recommends, requests or requires the recall of any of the Products due to an act, omission or breach by HAMELN with respect to its obligations, covenants or warranties herein or HAMELN deems it necessary to initiate a voluntary recall of any batch of Products due to an act, omission or breach by HAMELN with respect to its obligations, covenants or warranties herein, HAMELN will immediately notify LICENSEE of such recall and will consult with LICENSEE regarding the timely compliance with all applicable regulations and requirements pertaining to that recall. In the event of such a product recall, HAMELN will reimburse LICENSEE (i) within fifteen (15) days of such recall all amounts paid by LICENSEE for Product subject to the recall; and (ii) within fifteen (15) days of LICENSEE’s invoice together with supporting documentation from the applicable wholesalers, all costs incurred by LICENSEE with respect to wholesaler recall costs; and (iii) within fifteen (15) days of LICENSEE’s invoice, all other costs incurred with respect to the administration and implementation of the recall, including, but not limited to, (a) notification/approval of Relevant Regulatory Authorities; (b) notification to Product distributors/agents and customers and/or contractors; (c) market withdrawal or field correction; (d) return/destruction of recalled Products; and (e) reasonable legal costs.

If any Relevant Regulatory Authority recommends, requests or requires the recall of any of the Products due to an act, omission or breach by LICENSEE with respect to its obligations, covenants or warranties herein, LICENSEE will immediately notify HAMELN of such recall and will consult with HAMELN regarding the timely compliance with all applicable regulations and requirements pertaining to that recall. In the event of such a product recall, LICENSEE will pay for all costs incurred with respect to the administration and implementation of such recall and LICENSEE will reimburse HAMELN within fifteen (15) days of HAMELN’s invoice, all costs incurred by HAMELN with respect to the administration and implementation of the recall, including, but not limited to, (a) notification/approval of Relevant Regulatory Authorities; (b) notification to Product distributors/agents and customers and/or contractors; (c) market withdrawal or field correction; (d) return/destruction of recalled Products; and (e) reasonable legal costs.

To the extent that a product recall is not clearly due to an act, omission or breach by either Party with respect to its obligations, covenants or warranties herein, then the Parties shall mutually discuss and negotiate in good faith an equitable solution with respect to costs related to the administration and implementation of the recall.

Both Parties shall cooperate and use best efforts to minimize the costs of any product recall.

7. Purchase and Delivery

7.1 Exclusive Purchase

During the term of this Agreement, LICENSEE shall purchase all quantities for the Product for the Territory exclusively from HAMELN and HAMELN agrees to sell to LICENSEE such quantities of the Product as LICENSEE shall order from HAMELN in accordance with the terms of this Agreement.

7.2 Forecast

LICENSEE shall on a monthly basis provide HAMELN with a rolling non-binding twelve (12) month forecast of its requirements of the Product. The first four (4) months of such rolling forecast shall constitute firm and binding orders. Further the Parties agree that for the subsequent three (3) months each forecast may not deviate from previously provided forecasts for that period by more than twenty percent (20%), whereas the following five (5) months shall be considered for planning purposes only. LICENSEE and HAMELN shall liaise with one another on a quarterly basis in developing the forecast to accommodate for both sales and manufacturing requirements and concerns.

7.3 Orders

LICENSEE shall submit purchase orders to HAMELN in writing. All purchase orders shall include:

(i)	the quantity of the Product to be purchased;

(ii)	the requested delivery date(s); and

(iii)	any other information dictated by the circumstances of the order.

7.4 Minimum Order Quantities

The minimum order quantities for the Products are noted in Appendix B-1.

7.5 First Binding Order

On the Effective Date, a first binding order for the Products shall be issued by the LICENSEE. The quantity of this first order is documented in Appendix B-1 and is included in the first forecast provided by LICENSEE.

7.6 Order Confirmation

No purchase order shall be binding on HAMELN until accepted in writing with confirmation of the delivery date. HAMELN will reply to LICENSEE with respect to purchase orders within five (5) business days of HAMELN’s receipt. The terms and conditions of this Agreement shall prevail if the terms and conditions stated in HAMELN ´s acceptance of the order or in any other communication of HAMELN relating to the order are inconsistent with these terms and conditions. HAMELN will accept all purchase orders in any month until accepted purchase orders, in the aggregate, are up to twenty percent (20%) greater than the applicable quantity set forth in LICENSEE’s forecast, and will use commercially reasonable efforts to accept all purchase orders in any month that, in the aggregate, are in excess of twenty percent (20%) than the applicable quantity set forth in LICENSEE’s forecast.

7.7 Quantity bulk batch Orders

HAMELN will always produce a complete bulk batch size of unlabelled Product, in order to split the bulk batch in several varying size Finished Product batches for LICENSEE.

Due to this procedure, LICENSEE accepts to receive Finished Product not older than six (6) months from the manufacturing date of the bulk batch.

7.8 Delivery Time

Delivery time is subject to the forecast provided by LICENSEE as mentioned under Article 7.2 and the availability of approved artwork at the time of issuing the order. In the event HAMELN supplies the Product as Finished Product, the delivery time shall be no later than one (1) month after LICENSEE’s purchase order date to the extent the applicable purchase order is anticipated by LICENSEE’s forecast; or no later than four (4) months after LICENSEE’s purchase order date, to the extent the applicable purchase order is not anticipated by LICENSEE’s forecast.

7.9 Delivery Conditions

HAMELN shall deliver the Product Ex Works, as such term is defined in Incoterms 2000.

7.10 Return of Finished Goods

HAMELN will not accept any return of Products from LICENSEE or customers or agents of LICENSEE unless agreed in writing or unless otherwise required in this Agreement.

7.11 No Tampering

LICENSEE shall use its best efforts to protect the quality of the Product while in the LICENSEE’s control and possession. In furtherance of the foregoing, LICENSEE shall not (i) tamper with or use the Product except for the purpose of conducting reasonable tests; (ii) sell or dispose of (other than by destruction after obtaining the prior written consent of HAMELN) any Product that LICENSEE knows has become damaged, nor permit the salvage thereof except by such means and in such manner as HAMELN may authorize in writing; (iii) remove, destroy, alter, or otherwise tamper with the trade dresses, trademarks, trade names, slogans, serial numbers and/or labels affixed to the Products by HAMELN, in any way, except that LICENSEE, with the prior written approval of HAMELN, may affix such additional labels as may be necessary and required by applicable law.

8. Prices and Terms

8.1 Initial Transfer Price

The initial transfer price applicable for LICENSEE’s Products purchases from HAMELN (“Initial Transfer Price”) as of the Effective Date is set forth in Appendix B-2. The Parties shall in October of each year agree on a revised Initial Transfer Price to be applicable for LICENSEE’s Products purchases from HAMELN during the following calendar year. The revised Initial Transfer Price, when agreed to by the Parties, will be documented by the Parties in a revised Appendix B-2 to the Agreement signed by both Parties, provided that in no case shall the revised Initial Transfer Price in any year increase more than ten percent (10%) over the Initial Transfer Price in effect in the immediately preceding calendar year.

8.2 Final Product Prices

HAMELN shall supply the Products to LICENSEE in each calendar quarter hereunder at prices which correspond to fifty percent (50%) of the Total Gross Sales Price actually achieved in the market in such calendar quarter (“Final Product Price”), but in no event shall the price of the Product be less than the then applicable Initial Transfer Product Price as specified in Appendix B-2.

LICENSEE shall provide HAMELN with summary documentation of all sales transactions of the Products in the previous calendar quarter no later than the 15th calendar day following the close of each such quarter.

On delivery of each ordered batch, LICENSEE shall be invoiced with the Initial Transfer Price as listed in the then applicable Appendix B-2. At the end of every calendar quarter, HAMELN shall invoice LICENSEE according to the following formula: Final Product Price less the number of Products invoiced during such quarter times the then applicable Initial Transfer Price. For the conversion from Local Currency into Euro, the exchange rate listed in the Wall Street Journal for the last day of the applicable quarter will be used. For reference purposes, a sample calculation is attached hereto as Appendix D.

The difference between the amounts already paid by LICENSEE to HAMELN for a calendar quarter (i.e., the number of Products invoiced during such quarter times the then applicable Initial Transfer Price), and the Final Product Price achieved by LICENSEE for such calendar quarter shall be paid by LICENSEE to HAMELN no later than thirty (30) calendar days after each calendar quarter (i.e., the end of each January, April, July and October during the term of this Agreement).

8.3 Payment

All payments to be made pursuant to this Agreement shall be in Euro. All invoices will be issued in Euro.

The terms of payment for Initial Transfer Price shall be thirty percent (30%) on the date of order and the remainder within thirty (30) days after date of invoice; which shall never be earlier than the date of shipment of the corresponding Product.

Payment shall be affected by bank transfer to an account designated in writing by HAMELN to LICENSEE.

8.4 Control of Total Gross Sales Price

LICENSEE agrees, by request of HAMELN and upon reasonable notice period, to permit an independent certified public accountant, selected by HAMELN and to whom LICENSEE has no reasonable objections, to audit the sales activities and specifically the Total Gross Sales Price and invoiced units in respect of the Products and all other relevant information which are necessary in the auditor ´s opinion to determine the correctness and accuracy of the calculations on which the Final Product Prices are based, provided that such audit must take place during LICENSEE’s regular business hours and shall not unreasonably interfere with LICENSEE’s business. Such audit shall be at the sole expense of HAMELN and the certified public accountant shall be obligated to execute LICENSEE’s confidentiality agreement and to treat all LICENSEE information and materials as confidential. If the audit reveals that LICENSEE underreported aggregate Total Gross Sales Price to HAMELN for any quarter by ten percent (10%) or more, then LICENSEE shall pay to HAMELN within thirty (30) calendar days of HAMELN’s invoice therefor the amount that the corresponding corrected Final Product Price for such quarter was underpaid with interest at a ten percent (10%) rate per annum from the date such amount would have been otherwise due, and all reasonable costs and expenses incurred by HAMELN in connection with such audit.

8.5 Right of HAMELN to terminate the Agreement

If in any full calendar year the Final Product Price of the Product does not exceed on an average basis the Base Cost of the Product by at least twenty-five percent (25%), HAMELN will be entitled to terminate the Agreement upon giving a six (6) month prior written notification thereof to LICENSEE.

8.6 Control on Base Cost

HAMELN agrees, by request of LICENSEE and upon reasonable notice period, to permit an independent certified public accountant, selected by LICENSEE and to whom HAMELN has no reasonable objections, to audit the Base Cost and other relevant information which are necessary in the auditor’s opinion to determine the correctness and accuracy of the calculations on which the Base Cost is based, provided that such audit must take place during HAMELN’s regular business hours and shall not unreasonably interfere with HAMELN’s business. Such audit shall be at the sole expense of LICENSEE and the certified public accountant shall be obligated to execute HAMELN’s confidentiality agreement and to treat all HAMELN information and materials as confidential.

9. Market Introduction and Marketing of the Product

9.1 Sales and Marketing Plan

LICENSEE will, as soon as practicable following the Effective Date hereof, consult with HAMELN and will prepare and provide HAMELN with a sales and marketing plan detailing the quantities of the Products to be sold, which will meet the minimum order quantities for the Products are noted in Appendix B-1, and the activities to be undertaken by LICENSEE (the “Sales and Marketing Plan”) in the period beginning on the Effective Date and ending on the last day of the following calendar year. In October of each calendar year LICENSEE will consult with HAMELN and will prepare and provide HAMELN with a revised Sales and Marketing Plan for the following calendar year, which will meet the minimum order quantities for the Products are noted in Appendix B-1.

9.2 [Reserved]

9.3 Launch of Product

LICENSEE shall introduce the Product to the market in the Territory within sixty (60) days, following the grant of the Marketing Authorization and shall not unreasonably delay such introduction, subject to shipment of sufficient quantities of Product by HAMELN.

LICENSEE represents, warrants and undertakes to HAMELN that it will use commercially reasonable efforts to cause its customers not to offer, sell, deliver and/or distribute the Product outside the Territory.

9.4 Marketing of the Product

LICENSEE shall use commercially reasonable efforts to market the Product in the Territory, at its own expense, and to:

(i)	advertise and promote sales of the Product, using techniques and methods which are customary in the pharmaceutical industry for the marketing of pharmaceutical Product and to promote and advertise the Product in the same manner as it promotes and advertises other similar product which it manufactures or distributes;

(ii)	make and maintain regular and sufficient contact with present and future customers of the Product;

(iii)	maintain such sales organization, facilities, personnel and training as may be required to ensure fulfillment of its obligations under this Agreement;

(iv)	conduct its obligations under this Agreement in a manner that will reflect favorably upon LICENSEE, HAMELN and the Product so as to preserve the goodwill and customer’s acceptance of the Products.

9.5 Promotion

During the term of this Agreement, LICENSEE shall promote HAMELN’s Products in the Territory in such a manner as best to achieve the agreed goals as laid down in the applicable Sales and Marketing Plan. To the extent LICENSEE fails to substantially comply with the requirements of the Sales and Marketing Plan in two (2) successive calendar years, then HAMELN may terminate this Agreement, following written notice to LICENSEE detailing such non-compliance and LICENSEE’s failure to cure such non-compliance within three (3) months.

9.6 Regular Reporting

LICENSEE will prepare a quarterly marketing reporting detailing own marketing activities, competitors’ activities and actions, prices of competitor products etc. and send this report not later than the 15th day of January, April, July and October respectively to HAMELN.

9.7 Comply with Laws

LICENSEE shall, at its sole expense, comply with any applicable federal, state, and/or local laws, regulations or ordinances in the Territory and shall obtain any licenses, registrations, permits, certifications, approvals and/or other similar consents or authorizations of any federal, state, and/or local government authorities, agencies or divisions thereof, as may be required for it to meet its obligations in connection with this Agreement, except for those obligations that HAMELN is obligated to comply with under this Agreement. For the avoidance of doubt, LICENSEE shall, to the extent desirable, obtain certification and/or designation of the Products under the SAFETY Act of the Homeland Security Act of 2002 (the “SAFETY Act”) prior to initiating any sales of the Products in the Territory at its sole expense. LICENSEE shall keep HAMELN apprised of its activities with respect to obtaining certification and/or designation under the SAFETY Act.

9.8 Stock Keeping

LICENSEE will maintain a distribution center in the Territory. LICENSEE shall keep at all times sufficient stocks of the Products equivalent to three (3) months estimated sales in order to ensure a continuous supply to the market and shall not repack or otherwise change the Products but shall sell them in their original form and packs as delivered by HAMELN, unless otherwise agreed in writing by HAMELN.

9.9 Trade Mark Protection

No right, title or interest in or to any of HAMELN’s Intellectual Property Rights relating to the Products shall pass to LICENSEE by virtue of the activities contemplated under this Agreement or by virtue of any other activity. LICENSEE shall exercise vigilance to detect any limitations, infringements, or improper or wrongful use or suspected infringements, improper or wrongful use, third-party claims, actions, and proceedings of and with regard to any such Intellectual Property Rights in the Territory and shall immediately notify HAMELN in writing of same. LICENSEE shall exert every effort to safeguard HAMELN’s Intellectual Property Rights in the Territory. LICENSEE shall fully cooperate with HAMELN in any action HAMELN may take in order to prevent or end such infringement, or improper or wrongful use or suspected infringement, or improper or wrongful use. At HAMELN’s request and expense, LICENSEE shall assist HAMELN in defending any claim of infringement.

10. Exchange of Information

10.1 Serious Adverse Reactions

Both Parties shall report to each other promptly any information on serious (expected or unexpected) adverse reactions attributable to the use of the Product.

10.2 Not Serious Adverse Reactions

Additionally, information on not serious adverse reactions attributable to the use of the Product shall be reported to each other as soon as practicable.

10.3 Other Information

LICENSEE shall report to HAMELN any information that is relevant in the course of trade, or in the context of the Agreement. Should it be required, further details regarding exchange of information will be agreed to between the Parties and described in the technical agreement and/or the pharmacovigilance agreement that the Parties may enter into.

11. Confidentiality

11.1 Confidential Information

Each Party (i) shall keep the other Party’s Confidential Information confidential and shall not directly or indirectly, use, divulge, publish or otherwise disclose or allow to be disclosed any aspect of such other Party’s Confidential Information, except with the other Party’s prior written consent and as specifically permitted by this Agreement; and (ii) shall refrain from any action or conduct which might reasonably or foreseeably be expected to compromise the confidentiality or proprietary nature of Confidential Information. Upon request, each of the Parties shall immediately return to the other the originals and all copies of any Confidential Information of the other Party. Each Party may disclose the other Party’s Confidential Information to the appropriate governmental authorities in the Territory necessary to effectuate the purposes of this Agreement. Each Party may additionally disclose and publish this Agreement and the other Party’s Confidential Information to the extent required by applicable securities laws; provided that such disclosing Party will endeavor to minimize the amount of such required disclosures so as to avoid disclosing trade secrets.

11.2 Disclosure of Confidential Information

Each Party may disclose the other Party’s Confidential Information to such of its directors, officers, employees and agents who need to know the Confidential Information for the purposes hereunder and who are bound by an agreement with the Party intending to disclose such Confidential Information to them to keep such Confidential Information confidential.

11.3 No confidentiality obligations

A Party’s obligations under Article 11.1 above shall not apply to information which such Party can show:

(i)	at the time of disclosure to be in the public domain; or

(ii)	after the time of disclosure becomes part of the public domain by publication or otherwise, other than by an unauthorized act or omission of such Party; or

(iii)	was in such Party’s rightful possession prior to the time of disclosure and was not acquired directly or indirectly from the disclosing Party, or

(iv)	is disclosed to such Party after the Effective Date by a Third Party who did not acquire the Information from the disclosing Party; or

(v)	is independently developed by or for a receiving Party completely apart from the disclosures hereunder.

12. Indemnification

12.1 Indemnification by HAMELN

HAMELN shall indemnify, defend and hold harmless LICENSEE against all damages, claims, liabilities, losses and other expenses, including, without limitation, reasonable attorneys’ fees and costs, whether or not a lawsuit or other proceeding is filed, that arise out of or relate to (i) any dispute or claim that the Products, or any HAMELN manufacturing processes or methods employed or to be employed, infringe or violate any Third Party’s Intellectual Property Rights; (ii) product liability claims, injury to or death of persons or damage to property that may have been caused, or that may be alleged to have been caused, directly or indirectly, by HAMELN, the Products, or any HAMELN manufacturing processes or methods employed or to be employed, HAMELN’s employees or agents, or HAMELN’s Affiliated Companies, subcontractors, their employees or agents; (iii) any defect in the Products, their manufacture, or other failure of the Products to comply with their respective specifications, the Marketing Authorization and/or Registration Dossiers, including, but not limited to, any costs associated with Product recalls which directly result from HAMELN’s or HAMELN’s Affiliated Companies’, or their respective subcontractors’, employees’ or agents’ negligent acts or omissions; (iv) any negligent act or omission of HAMELN, its agents, or subcontractors; (v) a breach of any covenants or warranties provided by HAMELN under this Agreement; or (vi) HAMELN’s failure to fully conform to all laws, ordinances, rules and regulations which affect the Products, their use, or any part thereof. In the event HAMELN fails to promptly indemnify and defend such claims and/or pay LICENSEE’s expenses, as provided above, LICENSEE shall have the right to defend itself and shall have the right to withhold payments otherwise due to HAMELN to pay for costs and expenses actually incurred by LICENSEE under this Article, and in addition, HAMELN shall reimburse LICENSEE for any remaining reasonable attorneys’ fees, costs and damages incurred in settling or defending such claims within thirty (30) calendar days of each of LICENSEE’ written requests, provided that any settlement shall only be with HAMELN’s prior written approval.

12.2 Indemnification by LICENSEE

LICENSEE shall indemnify, defend and hold harmless HAMELN against all damages, claims, liabilities, losses and other expenses, including, without limitation, reasonable attorneys’ fees and costs, whether or not a lawsuit or other proceeding is filed, that arise out of or relate to (i) any negligent act or omission of LICENSEE, its employees, its agents, its Affiliated Companies, its subcontractors and their employees or agents; and (ii) LICENSEE’s breach of any covenants or warranties provided by LICENSEE under this Agreement. In the event LICENSEE fails to promptly indemnify and defend such claims and/or pay HAMELN’s expenses, as provided above, HAMELN shall have the right to defend itself, and in that case, LICENSEE shall reimburse HAMELN for all of its reasonable attorneys’ fees, costs and damages incurred in settling or defending such claims within thirty (30) calendar days of each of HAMELN’s written requests, provided that any settlement shall only be with LICENSEE’s prior written approval.

12.3 Insurance

Each Party shall obtain, at its expense, property, commercial and liability insurance covering its obligations hereunder, in each case in amounts appropriate to the conduct of its business, as determined in its sole and exclusive judgment. The policies of insurance obtained by the Parties hereunder must state that the insurer shall notify the other Party at least thirty (30) days prior to termination, cancellation of, or any material change in, the coverage provided. Each Party shall make available to the other Party at such other Party’s request certificates of insurance evidencing satisfaction of its obligations under this Article 12.3.

12.4 Limitation of Liability

UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE FOR THE OTHER PARTY’S INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES, INCLUDING LOSS OF PROFITS, WHETHER FORSEEABLE OR NOT, ARISING IN CONNECTION WITH THIS AGREEMENT OR WITH THE USE OR LIABILITY TO USE THE PRODUCTS FURNISHED UNDER THIS AGREEMENT. THE PREVIOUS SENTENCE SHALL NOT LIMIT THE RESPECTIVE PARTIES’ INDEMNIFICATION OBLIGATIONS PURSUANT TO ARTICLES 12.1 AND 12.2 TO THE EXTENT THAT SUCH DAMAGES ARE AWARDED TO THIRD PARTIES AND WHICH ONE OF THE PARTIES HERETO IS OBLIGATED TO PAY.

13. Relationship between Parties

The relationship between the Parties under this Agreement is that of independent contractors are not by this Agreement made agents or employees of the other.

14. Effective Date and Duration

14.1 Term

This Agreement shall be effective from the Effective Date and shall, unless terminated earlier under the provisions of this Agreement, continue for an initial term of five (5) years and thereafter extend automatically for successive two (2) year periods. Unless otherwise provided for herein, either Party may terminate this Agreement by giving written notice to the other Party at least six (6) months prior to the end of the initial five (5) years or the end of a successive two (2) year term.

14.2 Termination upon Breach

Unless otherwise provided for herein, if one Party materially breaches any of the material terms of this Agreement and fails to remedy such breach within sixty (60) days after the other Party has given notice requiring it to do so, the non-breaching Party shall have the right to terminate this Agreement upon one (1) months’ prior written notice. For the purpose of this Agreement, non-compliance with payment obligations under this Agreement will be considered a material breach of a material term.

14.3 Termination upon Bankruptcy

Either Party shall be entitled to terminate this Agreement immediately in case a proceeding of bankruptcy or composition shall be instituted against the other Party which is not dismissed within sixty (60) days, or if an interim order is applied for or made, or a voluntary arrangement approved, or if a petition for a bankruptcy order is presented or a bankruptcy order is made against either Party or if a receiver or trustee in bankruptcy is appointed over either Party’s estate or a voluntary arrangement is proposed or approved or an administration order is made, or a receiver or administrative receiver is appointed over any of either Party’s assets or undertaking or a winding up resolution or petition is passed or presented (otherwise than for the purposes of a reconstruction or amalgamation) or if any circumstances arise which would entitle the court or a creditor to appoint a receiver, administrative receiver or administrator or to present a winding-up petition or make a winding-up order or other similar or equivalent action is taken against or by either Party by reason of its insolvency or in consequence of debt.

14.4 Termination by HAMELN

(i)	HAMELN shall have the right to terminate this Agreement immediately if LICENSEE challenges the validity of HAMELN’s Intellectual Property Rights that may apply to the Product, the Active Substance or the manufacturing thereof.

(ii)	HAMELN shall have the right to terminate this Agreement in accordance with Articles 8.5 and 9.5.

(iii)	HAMELN shall have the right to terminate this Agreement immediately if agreement on the Initial Transfer Price cannot be reached between the Parties, subject to the cap provided by Article 8.1, or if LICENSEE fails, in any twenty four (24) month period, to meet the minimum order quantity set forth in Appendix B-1 hereto, and fails to cure such failure within thirty (30) calendar days of HAMELN’s written notice. Purchases made by LICENSEE to cure such failure shall only be counted for the twenty four (24) month period with a deficit in the minimum order quantity even if made in the following measurement period.

14.5 Effect of Termination

BY REASON OF THE EXPIRATION, NON-RENEWAL, OR TERMINATION OF THIS AGREEMENT, EXCEPT FOR ANY TERMINATION BY LICENSEE PURSUANT TO ARTICLE 14.2 (CAUSED BY A BREACH BY HAMELN) OR 14.3 (DUE TO A HAMELN BANKRUPTCY), HAMELN SHALL NOT BE LIABLE TO LICENSEE FOR COMPENSATION OR REIMBURSEMENT OF COSTS AND/OR DAMAGES, ON ACCOUNT OF ANY LOSS OF PRESENT OR PROSPECTIVE PROFITS ON SALES OR ANTICIPATED SALES, ON ACCOUNT OF ANY EXPENDITURES, INVESTMENTS, INVENTORY, LEASES OR OTHER COMMITMENTS MADE IN CONNECTION WITH THIS AGREEMENT OR IN THE ANTICIPATION OF EXTENDED PERFORMANCE HEREUNDER, OR IN CONNECTION WITH THE ESTABLISHMENT, DEVELOPMENT, OR MAINTENANCE OF LICENSEE’S BUSINESS OR GOODWILL, OR FOR ANY OTHER REASON.

15. Rights and Obligations upon Termination

15.1 In case of Expiration or Regular Termination

Upon the regular expiration or termination in accordance with Article 14.1 of this Agreement, all outstanding sums payable by LICENSEE to HAMELN shall immediately become due and payable. In this event the rights and licenses in Article 2 shall cease as per the date this Agreement is terminated. Notwithstanding anything to the contrary, upon such expiration or termination, LICENSEE shall nevertheless be permitted to sell Products remaining in its inventory in the Territory, on a non-exclusive basis provided that LICENSEE complies with all other terms and conditions herein until such Products are sold or otherwise disposed.

15.2 In case of breach by HAMELN

Upon the justified termination of this Agreement by LICENSEE in accordance with Article 14.2 or 14.3 or an unauthorized termination by HAMELN, HAMELN shall promptly pay to LICENSEE the amount equal to (Y) €1,500,000, less (Z) €1,500,000 multiplied by a fraction, the numerator of which is equal to the number of days elapsed from the Effective Date, and the denominator of which is the total number of days in a seven (7) year period. Notwithstanding anything to the contrary, upon such termination, LICENSEE shall nevertheless be permitted to sell Products remaining in its inventory in the Territory, on a non-exclusive basis provided that LICENSEE complies with all other terms and conditions herein until such Products are sold or otherwise disposed.

15.3 In case of breach by LICENSEE

Upon the justified termination of this Agreement by HAMELN in accordance with Article 14.2, 14.3 or 14.4 above, the rights and licenses in Article 2 shall cease as per the date this Agreement is terminated pursuant to such Articles. Notwithstanding anything to the contrary, upon such termination, LICENSEE shall nevertheless be permitted to sell Products remaining in its inventory in the Territory, on a non-exclusive basis provided that LICENSEE complies with all other terms and conditions herein until such Products are sold or otherwise disposed.

16. Protection of Licensed Patents

(i)	The Product and/or the Active Substance and/or the manufacturing thereof may be protected by one or more patents or patent applications in the name of or licensed to HAMELN or any of its Affiliated Companies.

(ii)	If LICENSEE obtains information that:

(a)	a Third Party may infringe any of HAMELN’s Intellectual Property Rights related to the Products in the Territory, or

(b)	a Third Party intends to file or has filed a patent application or has obtained a patent which may overlap with any of HAMELN’s Intellectual Property Rights in the Territory,

LICENSEE shall promptly notify HAMELN thereof. HAMELN will in its sole discretion take such steps as necessary to prosecute such infringement or oppose such conflicting patent application or patent. If such actions would require the cooperation of LICENSEE, LICENSEE shall provide HAMELN with all necessary assistance. HAMELN may reasonably require without charging this to HAMELN except in respect to external costs incurred which had been previously agreed in writing by HAMELN.

(iii)	The expenses incurred in taking such steps as mentioned under Article 16(ii) and any proceeds which may be obtained out of legal activities against a Third Party infringing HAMELN ´s Intellectual Property Rights related to the Products are, in the absence of agreement to the contrary, for the sole account of HAMELN.

17. Patent Strategy, Judicial Cost and Legal Fees

17.1 Patent Strategy

HAMELN has developed a patent strategy (“Patent Strategy”) that involves steps to enable launch of the Product in the respective countries of the Territory or elsewhere, right upon expiry of the relevant Third Party Patents. HAMELN’s Patent Strategy focuses on avoiding preliminary injunctions and/or other Third Party measures meant to prevent or delay launch of the Product in the Territory and the subsequent sales of the Product. The Patent Strategy is also aiming at avoiding claims and/or the revoking thereof.

17.2 Judicial Cost and Legal Fees

To the extent that

(i)	LICENSEE authorizes HAMELN to conduct, execute and control such Patent Strategy and the related litigation at its sole discretion and cost, and that

(ii)	LICENSEE agrees to provide HAMELN with all assistance HAMELN may reasonably require (at HAMELN’s sole expense),

any and all external judicial cost and legal fees HAMELN will make either pro-actively or reactively in view of the Patent Strategy, will be for the account of HAMELN. In case any damages or compensation of legal cost are rewarded to any of the Parties by a court of law as a result of HAMELN’s Patent Strategy, HAMELN will benefit solely.

18. Force Majeure

In the event of any circumstances beyond the control of the Parties (“Force Majeure”) and in particular, but without prejudice to the generality of the foregoing, acts of God, fire, explosion, earthquake, lightning, storm, hurricane, flood, shortage or failure of supply of materials or equipment from normal sources for manufacture of the Products, failure of public services, terrorism, war, riots, strikes, sabotage, accident, embargo or any other action by any government authority, neither Party shall have any claim, whatsoever, against the other Party and the Parties further agree that neither will have any claim against the other for any direct or indirect or consequential loss, injury or damage which shall include any loss of trade or profit. If either Party is unable to perform its respective obligations under this Agreement for a continuous period of ninety (90) days, consecutively or cumulative during any one (1) year period beginning on the effective date of this Agreement, by reason of Force Majeure, then the Parties shall mutually discuss a work-around solution or alternate steps to take to minimize the impact of such Force Majeure event or other possible courses of action, including, but not limited to, a mutual agreement to terminate this Agreement.

19. Severability

If any provision of this Agreement is found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, the invalidity or unenforceability of such provision shall not affect the other provisions of this Agreement, and all provisions not affected by such invalidity or unenforceability shall remain in full force and effect. The Party agree to attempt to substitute for any invalid or unenforceable provision a valid or enforceable provision which achieves to the greatest extent possible the economic objectives of the invalid or unenforceable provision.

20. Waiver

The waiver by either Party of a breach of any of the provisions of this Agreement by the other Party shall not be construed as a waiver of any succeeding breach of the same or other provisions; nor shall any delay or omission by either Party in exercising any right that it may have under this Agreement operate as a waiver of any breach or default by the other Party.

21. Notices

Any notice, demand, consent, election, offer, approval, request, or other communication given under this Agreement shall be in writing and shall be served personally or delivered by first class, registered or certified, return receipt requested U.S. mail, postage prepaid. Notices may also be given by transmittal over electronic transmitting devices such as Telex, facsimile or telecopy machine, if the Party to whom the notice is being sent has such a device in its office, provided a complete copy of any notice so transmitted shall also be mailed in the same manner as required for a mailed notice. Notices shall be deemed received at the earlier of actual receipt or three (3) days following deposit in U.S. mail, postage prepaid. Notices shall be directed to Parties at their addresses as specified below, provided a Party may change such Party’s address for notice by giving written notice to the other Party in accordance with this Article 21.

HAMELN:	LICENSEE:
hameln pharmaceuticals gmbh.	Akorn, Inc.
Langes Feld 13	2500 Millbrook Drive
D-31789 Hameln, Germany	Buffalo Grove, Illinois 60089-4694, USA
Telefax: +49 5151 581 258	Telefax: +1 847 279-6191

22. Governing Law and Dispute Resolution

22.1 Governing Law

This Agreement is governed by and shall be construed in accordance with the law of the State of New York, excluding any conflict-of-laws rule or principle that might refer the governance or the construction of this Agreement to the law of another jurisdiction.

22.2 Dispute Resolution

The Parties shall, before the commencement of arbitration proceedings, attempt in good faith to settle their dispute by mediation.

(i)	Except as otherwise provided in this Agreement, any dispute, controversy or claim arising out of or relating to this Agreement, or any breach thereof, including, without limitation, any claim that this Agreement, or any part hereof, is invalid, illegal or otherwise voidable or void, shall be submitted, at the request of any Party, to binding arbitration by a JAMS ENDISPUTE (“JAMS”) arbitrator, or such other arbitrator as may be agreed upon by the Parties. Hearings on such arbitration shall be conducted in New York, New York. A single arbitrator shall arbitrate any such controversy. The arbitrator shall hear and determine the controversy in accordance with applicable law and the intention of the Parties as expressed in this Agreement, upon the evidence produced at an arbitration hearing scheduled at the request of either Party. The arbitrator shall decide all discovery disputes. Judgment on the award of the arbitrator may be entered in any court having jurisdiction thereof.

(ii)	Each of the Parties reserves the right to file with a court of competent jurisdiction an application for temporary or preliminary injunctive relief, writ of attachment, writ of possession, temporary protective order and/or appointment of a receiver on the grounds that the arbitration award to which the applicant may be entitled may be rendered ineffectual in the absence of such relief.

(iii)	Any arbitration hereunder may be consolidated by JAMS with the arbitration of any other dispute arising out of or relating to the same subject matter when the arbitrator determines that there is a common issue of law or fact creating the possibility of conflicting rulings by more than one arbitrator. Any disputes over which arbitrator or panel of arbitrators shall hear any consolidated matter shall be resolved by JAMS.

(iv)	The arbitrator shall not have any power to alter, amend, modify or change any of the terms of this Agreement nor to grant any remedy which is either prohibited by the terms of this Agreement, or not available in a court of law.

(v)	All questions in respect of procedure to be followed in conducting the arbitration as well as the enforceability of this Agreement to arbitrate which may be resolved by state law shall be resolved according to the laws of the State of New York.

(vi)	The costs of the arbitration, including any JAMS administration fee, the arbitrator’s fee, and costs for the use of facilities during the hearings, shall be borne equally by the Parties to the arbitration. Attorneys’ fees may be awarded to the prevailing or most prevailing Party at the discretion of the arbitrator.

23. Miscellaneous

23.1 Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereto, and supersedes all prior agreements between the Parties, whether written or oral, relating to the same subject matter.

23.2 Modifications

No modifications, amendments or supplements to this Agreement shall be effective for any purpose unless in writing signed by each Party. Approvals or consents hereunder by a Party shall also be in writing.

23.3 Interpretation

This Agreement is executed in the English language. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent and no rule of strict construction against either Party shall apply to any term or condition of this Agreement. The headings to this Agreement are for ease of reference only and shall not be used to construe any provision. The word “including” shall not limit a more general preceding phrase and the word “hereof” shall refer to this Agreement as a whole.

23.4 Counterparts

     This Agreement may be executed in several counterparts that together shall be originals and constitute one and the same instrument.

23.5 Severability

     If any provision of this Agreement, or part thereof, is declared by a court of competent jurisdiction to be invalid, void or unenforceable, each and every other provision, or part thereof, shall nevertheless continue in full force and effect.

23.6 Setoff

Except as provided in Section 12.1, all payments made in connection with this Agreement are to be made without any setoff. Any attempt by a Party to setoff amounts against payments owed to the other Party, except as provided in Section 12.1, shall constitute a material breach of this Agreement pursuant to Article 14.2.

23.7 Assignments

Either Party may assign this Agreement or any part thereof upon the prior written consent of the other Party, which approval shall not be unreasonably withheld. Any permitted assignee shall resume all obligations of its assignor under this Agreement. No assignment shall relieve any Party of responsibility for the performance of any accrued obligation which such Party then has hereunder.

23.8 Interpretation

The Parties acknowledge and agree that neither this Agreement nor the other documents executed pursuant hereto shall be construed in favor of one Party based upon which Party drafted the same, it being acknowledged that the Parties contributed substantially to the negotiation and preparation of this Agreement and the other documents executed pursuant hereto or in connection herewith.

23.9 Special Clauses

The Parties have not agreed, either in writing or orally, on any special clauses deviating from this Agreement. The General Terms and Conditions of HAMELN are valid in every instance that is not addressed in this Agreement. This shall also be valid for forms the Parties use for business activities, e.g. when placing or confirming separate orders, in which it is referred to General Terms and Conditions.

[signature page follows]

     IN WITNESS WHEREOF HAMELN and LICENSEE have caused this Agreement to be executed by their duly authorized representatives on the day and year first set forth above.

HAMELN PHARMACEUTICALS GMBH		AKORN, INC.

By:	/s/ Christoph Kerstein	By:	/s/ Arthur S. Przybyl

Name:	Christoph Kerstein	Name:	Arthur S. Przybyl

Title:	Managing Director	Title:	President & CEO

By:	/s/ Stefan Gliwitzki	By:	/s/ Abu Alam

Name:	Stefan Gliwitzki	Name:	Abu Alam

Title:	Marketing Director	Title:	Senior Vice President, Product and Business Development

Appendix A
DTPA Business Principles

Please see attached.

1. DTPA Business Principles

1.1 Introduction

The Marketing Approval for Ca-DTPA and Zn-DTPA was granted to hameln pharmaceuticals Gmbh (HAMELN) on 11 August 2004 by the US FDA. HAMELN is currently in negotiations with several interested parties which would like to market the two products in the US. In order to structure these discussions HAMELN has noted down in this document the main principles for cooperation with a potential partner in the US.

1.2 Exclusive License and Supply Agreement

HAMELN is seeking and Exclusive License and Supply Agreement with a partner who shows the clear potential to successfully introduce the two products to the US market and who has a clear strategy of how best to market and sell the products to the various customers in the USA.

1.3 License Fee/Term

An initial non refundable minimum License Fee of €1,500,000 (Euro one Million five-hundred-thousand) is to be paid by the Licensee to HAMELN in order to receive an Exclusive License to market and sell Ca-DTPA and Zn-DTPA in the USA for an initial term of 5 (five) years which thereafter will extend automatically for successive 2 (two) year periods if neither party has not given notice of termination.

1.4 Annual Royalty

A non refundable Annual Royalty according to the following post schedule is to be paid.

2005
Annual Establishment Fee	$262,200
Annual Product Fee	$41,710
$41,710
Sum in $	$347,625
In Euro	€288,588
Regulatory Maintenance	€50,000
Grand total	€338,588

The cost will increase annually by approximately 5% to take care of the inflation rate.

1.5 Cost for Medical Commitments

It is currently estimated that €450,000 (Euro four-hundred-fifty-thousand) cost are to be incurred for complying with the regulatory commitments for post approval studies and Pharmacokinetic Study for inhalation Therapy. This cost has to be born by the Licensee as and when it occurs.

1.6 Total Product Prices

HAMELN will supply the Products to the Licensee at process which correspond to 50% of the Total (Gross) Sales Price actually achieved in the market with all purchasing organizations but not less than the Initial Transfer price.

Licensee shall provide HAMELN with summary documentation of all sales transactions of the Products in the previous quarter not later than the 15th day of the next months after a quarter in order do the final calculations for the money transferable to HAMELN.

1

* Confidential Treatment Requested Under
17 C.F.R. §§ 200.80(b)(4), 200.83 and 240.24b-2

1.7 Initial Transfer Price

The Initial transfer Price for both products will be [...***...] ([...***...]) for a single pack of 10 ampoules.

1.8 Annual Minimum Order Quantities

HAMELN requests annual minimum order quantities of [...***...] packs of 10 ampoules of either or both products.

1.9 First Binding Order

On signing the final contract a first binding order for [...***...] packs of 10 ampoules of either or both products will be raised by the Licensee.

2. FURTHER PROCEEDINGS

We want to assure that first sales can still be achieved in 2004. This is due to the fact that governmental organizations as well as Individual hospitals, ambulance services and fire brigades have already approached us and are demanding for urgent deliveries.

2.1 Binding Offers

HAMELN is expecting a binding offer from each interested Party not later than 11 October 2004. These offers should clearly state under which conditions the Party would like to continue the discussions with HAMELN and in detail explain by which means what turnover and units could be sold to the market (marketing strategy/marketing plan).

HAMELN will review these offers thoroughly by 18 October 2004 and take a decision with which individual interested party to continue the discussions and to start negotiations.

2.2 Signing of Term Sheet

The chosen Party will have to sign a binding Term Sheet guaranteeing her an exclusive negotiation period for an Exclusive License for the USA until 30 November 2004. By this date a binding contract has to be signed.

Upon signing of the Term Sheet the Party will pay €100,000 (Euro one-hundred-thousand). Should no agreement for a contract be achieved by 30 November 2004 this payment will not be refunded. On signing a final Exclusive License and Supply Agreement 50% of this payment of €100,000 (i.e. €50,000) will be subtracted from the agreed Initial License Fee.

Offer of Akorn Accepted 12/10/2004	Agreed to and Accepted By:

/s/ Christoph Kerstein	/s/ Arthur S. Przybyl

Christoph Kerstein	Arthur S. Przybyl
Managing Director, Hameln Pharmaceuticals Gmbh	President and CEO, Akorn, Inc.

*	CONFIDENTIAL TREATMENT REQUESTED — This language has been omitted and filed separately with the Securities & Exchange Commission.

2

* Confidential Treatment Requested Under
17 C.F.R. §§ 200.80(b)(4), 200.83 and 240.24b-2

Appendix B-1
License Fee, Establishment Fee And Quantity

License Fee: €1,500,000; provided that €50,000 of the €100,000 paid by LICENSEE under the DTPA Business Principles shall apply towards the License Fee yielding a net due amount of €1,450,000.

First Binding Order Quantity: [...***...] packs (10 ampoules per packs), in the aggregate, of Ca-DTPA and ZN-DTPA.

Minimum Order Quantity: For each twenty-four (24) calendar month period, beginning as of the Effective Date, [...***...] packs (10 ampoules per packs), in the aggregate, of Ca-DTPA and ZN-DTPA. (For the avoidance of doubt, the above first binding order quantity shall be included in the initial twenty-four (24) month measurement period.)

*	CONFIDENTIAL TREATMENT REQUESTED — This language has been omitted and filed separately with the Securities & Exchange Commission.

* Confidential Treatment Requested Under
17 C.F.R. §§ 200.80(b)(4), 200.83 and 240.24b-2

Appendix B-2
Product List

Product /		Shelf Life	Bulk Batch	Initial Transfer Price
Strength	Presentation	(years)	Size /Unit	(EUR) per Unit
			10 ampoules
Ca-DTPA		2	per pack	[***]
			10 ampoules
Zn-DTPA		2	per pack	[***]

*   CONFIDENTIAL TREATMENT REQUESTED - This language has been omitted and filed separately with the Securities & Exchange Commission.

Appendix C
Hameln’s Patents

Product	NDA	Orphan Drug Designation
Pentetate Calcium Trisodium	21749	IP
Pentetate Zinc Trisodium	21751	IP

* Confidential Treatment Requested Under 17 C.F.R. §§ 200.80(b)(4), 200.83 and 240.24b-2

Appendix D
Example of Final Product Prices

Example for calculation of Final Product Price

A given quarter

1. Delivery to Akorn		2. Sales by Akorn to the market
Units delivered	[...***...]	Number of Units invoiced	[...***...]
Transfer Price per unit	[...***...]	Total Gross Sales Price	[...***...]
Invoice to Akorn	[...***...]

3. Formula for calculating Final Product Price

(Total Gross Sales Price * [...***...]) - (Number of Units invoices *
Initial Transfer Price)	(	[...***...]	*	[...***...]	) - (	[...***...]	*	[...***...]	)
assumed echange rate	1€=	$ 1.20
	(	[...***...]	*	[...***...]	) - (	[...***...]	*	[...***...]	)
		[...***...]			-			[...***...]	=	[...***...]

4. At the end of this Quarter Akorn has to pay	[...***...]	to hameln according to the “Final Product Price” calculation.

* CONFIDENTIAL TREATMENT REQUESTED — This language has been omitted and filed separately with the Securities & Exchange Commission.